EXHIBIT 10.1
This Consulting Agreement (the "Agreement") is entered into this January  1st, 2010 by and between  Naser Ahmad an individual, ("Consultant") and Youchange, Inc. (the "Company").
RECITALS
WHEREAS, the Company is in need of assistance in the area of technology and software developemnt support area; and
WHEREAS, Consultant has agreed to perform consulting work for the Company in the capacity as Chief Technology Officer in providing  support and consulting services for the development, implementation of its Enterprise Management System and other related activities as directed by the Company;
NOW, THEREFORE, the parties hereby agree as follows:
1. Consultant's Services. Consultant shall be available and shall provide to the Company professional consulting services in the area of software development ("Consulting services") as requested.
2. Consideration.
A. RATE.  In consideration for the Consulting Services to be performed by Consultant under this Agreement, the Company will pay Consultant at the rate of $120,000 per year. Consultant shall submit written, signed reports of  Consulting Services, itemizing in reasonable detail the dates on which services were performed,  and a brief description of the services rendered. The Company shall pay Consultant the amounts due in advance in the form of the Company’s restricted common stock to be issued in the name of SRI Holdings LLC on or before the Company’s fiscal year end of June 30th, 2010.  The stock will be issued based on the closing price at time of execution of this agreement.
B.  EXPENSES. Additionally, the Company will pay Consultant for the following expenses incurred while the Agreement between Consultant and the Company exists:
- All travel expenses to and from all work sites
- Meal expenses;
- Lodging Expenses if work demands overnight stays; and
- Miscellaneous travel-related expenses (parking and tolls.
Consultant shall submit written documentation and receipts where available itemizing the dates on which expenses were incurred. The Company shall pay Consultant the amounts due pursuant to submitted reports within 14 days after a report is received by the Company.
3. Independent Contractor.  Nothing herein shall be construed to create an employer-employee relationship between the Company and Consultant. Consultant is an independent contractor and not an employee of the Company or any of its subsidiaries or affiliates. The consideration set forth in Section 2 shall be the sole consideration due Consultant for the services rendered hereunder. It is understood that the Company will not withhold any amounts for payment of taxes from the compensation of Consultant hereunder. Consultant will not represent to be or hold himrself out as an employee of the Company.
4. Confidentiality.  In the course of performing Consulting Services, the parties recognize that Consultant may come in contact with or become familiar with information which the Company or its subsidiaries or affiliates may consider confidential. This information may include, but is not limited to, information pertaining to the Company  software systems, which information may be of value to a competitor. Consultant agrees to keep all such information confidential and not to discuss or divulge it to anyone other than appropriate Company personnel or their designees.
5. Term. This Agreement shall commence on  January 1, 2010 and shall terminate on  January 1, 2011. The Company may, at its option, renew this Agreement for an additional One (1) year term on the same terms and conditions as set forth herein,  except that the payment shall be in cash and not  in the form of Company’s restricted common stock,  by giving notice to Consultant of such intent to renew on or before the expiration date of this agreement.
6. Notice.  Any notice or communication permitted or required by this Agreement shall be deemed effective when personally delivered or deposited, postage prepaid, in the first class mail of the United States properly addressed to the appropriate party at the address set forth below:
1.  Notices to Consultant: [specify address]
2.  Notices to the Company: 7154 E. Stetson Drive, Suite 330, Scottsdale, AZ 85251

7. Miscellaneous.
7.1 Entire Agreement and Amendments.  This Agreement constitutes the entire agreement of the parties with regard to the subject matter hereof, and replaces and supersedes all other agreements or understandings, whether written or oral. No amendment or extension of the Agreement shall be binding unless in writing and signed by both parties.
7.2 Binding Effect, Assignment.  This Agreement shall be binding upon and shall inure to the benefit of Consultant and the Company and to the Company's successors and assigns. Nothing in this Agreement shall be construed to permit the assignment by Consultant of any of its rights or obligations hereunder, and such assignment is expressly prohibited without the prior written consent of the Company.
7.3 Governing Law, Severability.  This Agreement shall be governed by the laws of the State of Arizona. The invalidity or unenforceability of any provision of the Agreement shall not affect the validity or enforceability of any other provision.
WHEREFORE, the parties have executed this Agreement as of the date first written above.
COMPANY:
By:
/s/ Jeffrey I. Rassás

CONSULTANT:
By:
/s/ Naser Ahmad